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                                                                EXHIBIT 99(b)(2)
AMERICAN CAPITAL GROUP

                                                            334 West 87th STREET
                                                                SUITE 6A
                                                            NEW YORK, NY 10024
                                                              212-787-2272
      January 10, 1997


      Mr. Michael Oberlander
      Chairman of the Board
      Spectex Industries, Inc.
      505 Carroll Street
      Brooklyn, New York 11215


      Dear Mr. OBERLANDER,

      I consent to the inclusion in the Company's Form 13-e filing of my letter to Michael Oberlander, Chairman of the Board of Directors of Spectex Industries, Inc. dated December 19, 1996, concerning the fairness of the cash payment to the public shareholders for their stock.


      Very truly yours,

      /s/ Alfred L. Simon
      Alfred L. Simon

      ALS\sp